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                                   EXHIBIT 5

                         BOEING CAPITAL CORPORATION


                                                               October 31, 1997

                         Boeing Capital Corporation
                     Registration Statement on Form S-3

           $1,000,000,000 Principal Amount of Debt Securities


Ladies and Gentlemen:

     I am a member of the law department of Boeing Capital Corporation, a Delaware Corporation (the "Company"), and as such I have acted as counsel, together with other members of such law department, in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") relating to $1,000,000,000 principal amount of the Company's debt securities (the "Debt Securities"). The Debt Securities are being issued pursuant to the indenture dated as of April 15, 1987, as supplemented by the First Supplemental Indenture dated as of June 12, 1995 or the indenture dated as of June 15, 1988, as supplemented by the First Supplemental Indenture dated as of June 12, 1995 (collectively, the "Indentures").

     In connection with the foregoing, I have examined, or am familiar with, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion.

     Based on the foregoing and subject to (i) proposed additional actions and proceedings being taken as contemplated prior to the issuance of the Debt Securities and (ii) the effectiveness of the Registration Statement under the Act, my opinion is as follows:

     1. The Company is duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

     2. Each Indenture constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms, and, when appropriate corporate action has been taken to fix the terms of one or more issues of the Debt Securities under the applicable Indenture and to authorize their issuance and sale, and when the Debt Securities with the terms so fixed shall have been duly authenticated under the applicable Indenture, and issued and sold in accordance with such corporate action, such Debt Securities

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will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the applicable Indenture.

     3. The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and
(ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

     4. I am aware that I am referred to under the heading Legal Matters in the prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       /s/ H. David Heumann
                                       H. David Heumann
                                       Assistant General Counsel